Exhibit 99.1

Earnings Call – Thursday February 5th, 2004

Good morning and thank you for joining us today for Select Medical Corporation’s investor conference call to discuss recent corporate developments relative to yesterday’s fourth quarter and year-end 2003 earnings announcement. By now you should have received the press release. If for some reason you have not received the press release or are unable to log on to the web cast, please call 212-845-4274 and they will be able to assist you.

This conference call is being recorded and will also be available through replay starting at 1 p.m. Eastern today and running until 1 p.m. Eastern on Thursday, February 12th. To access this replay please dial 877-519-4471 within the U.S. or 973-341-3080 internationally. The pass code to listen to the replay will be 4422300.

I am the President and CEO. I will be speaking today along with the company’s Senior Vice President and Chief Financial Officer, Martin Jackson. We will give you an overview of the quarter and year-end highlights and then open the call for questions and answers.

Before we get started I would like to remind you that this conference may contain forward-looking statements regarding future events or the future financial performance of the company including without limitation statements regarding operating results in calendar 2004, earnings per share in 2004, growth opportunities and other statements that refer to Select Medical’s plans, prospects, expectations, strategies, intentions and beliefs. These forward-looking statements are based on the information available to Select Medical Corporation today and the company assumes no obligation to update these statements as circumstances change. For additional information please see the cautionary statements included in Select Medical’s most recent form 10K or other public filings filed with the Securities and Exchange Commission.

I’ll provide some overall financial performance highlights for the quarter and full year, as well as take you through operating performance in each of our business segments. All earnings per share information provided today and in our press release reflect the 2-for-1 split of our common stock that occurred on December 22, 2003.

For the quarter ended December 31, we once again exceeded earnings expectations, with fully diluted earnings per share of $0.21 cents, 1 cent ahead of analysts’ consensus. This represents a 75.0% increase over fully diluted earnings per share of $0.12 cents in the same quarter last year. For the year, we had fully diluted earnings per share of $0.72 cents, a 60% increase over the $0.45 cents EPS reported in 2002.

Our net revenue for the quarter increased 37.0% to $404.8 million compared to $295.4 million for the same quarter last year. And for the full year, net revenue increased 24.0% to $1 billion 396.8 million.

Our earnings before interest, income taxes, and depreciation and amortization (or, EBITDA) for the quarter increased 69.8% to $57.0 million compared to $33.6 million for the same quarter last year. And for the full year, EBITDA increased 46.6% to $183.6 million.

A reconciliation of Net Income to EBITDA and Adjusted EBITDA, which we use to measure performance in our operating segments, are attached to our press release.

Income from operations increased 69.3% to $45.6 million for the quarter compared to $26.9 million in the same quarter last year. For the full year, Income from operations increased 48.1% to 150.2 million.

We had another very strong quarter for cash flow, as our cash flow from operations was $82.0 million for the quarter. For the full year, cash flow from operations was $246.2 million.

Days sales outstanding, declined to 52 days at December 31, down from 54 days at September 30, and 73 days at year-end 2002. We ended the year with $165.5 million of cash on the balance sheet.

Next I’ll take you through some of the key performance measures for each of our operating segments, starting with our specialty hospitals segment. This segment includes our long-term acute care, or LTAC hospitals, as well as the rehabilitation hospitals acquired in the Kessler transaction. References to “same store hospitals” throughout the specialty hospital segment information, refers to the 63 long-term acute care hospitals open prior to January 1, 2002 and operated throughout both reported periods by Select.

Our specialty hospital net revenue increased 52.0% for the quarter to $256.4 million compared to $168.7 million in the same quarter last year. For our same store hospitals, net revenues increased 16.2% to $189.4 million compared to $163.0 million in the same quarter last year. For the full year, total specialty hospital net revenue increased 36.5% to $853.7 million, and same store hospital net revenue increased 18.3% to $726.8 million.

Our specialty hospital Adjusted EBITDA increased 141.3% for the quarter to $51.7 million compared to $21.4 million in the same quarter last year. Same store Adjusted EBITDA increased 41.7% to $33.8 million compared to $23.9 million in the same quarter last year. Adjusted EBITDA margin for the segment improved to 20.2% for the quarter, compared to 12.7% in the same quarter last year. Same store hospital Adjusted EBITDA margin improved to 17.9% for the quarter compared to 14.6% in the same quarter last year. Overall Adjusted EBITDA start-up losses incurred in the fourth quarter for hospitals developed in 2003 or in their start-up period were $900 thousand.

For the full year, specialty hospital Adjusted EBITDA increased 106.5% to $146.4 million compared to $70.9 million last year. Same store hospital Adjusted EBITDA increased 62.0% to $124.0 million compared to $76.6 million in 2002. Adjusted EBITDA margin for the segment improved to 17.1% for the year compared to 11.3% last year, while same store Adjusted EBITDA margin improved to 17.1% for the year compared to 12.5% in 2002. Overall Adjusted EBITDA start-up losses incurred in 2003, for hospitals developed in 2003 or in their start-up period were $7.2 million.

Overall occupancy in our specialty hospitals was 71% for the quarter, up from 69% in the same quarter last year. Same store occupancy rates declined slightly to 73% for the quarter, compared to 74% in the same quarter last year. For the year, specialty hospital occupancy was 70% compared to 71% for 2002, and same store occupancy was 73%, flat compared to last year.

Admissions in our specialty hospitals increased 52.9% to 8,520 for the quarter, compared to 5,573 for the same quarter last year. Admissions in our same store hospitals increased 6.9% to 5,742 compared to 5,369 in the same quarter last year. For the year, specialty hospital admissions increased 31.1% to 27,620 compared to 21,065 in 2002. Same store hospital admissions increased 9.3% to 22,573 compared to 20,655 in 2002.

Specialty hospital patient days increased 29.2% for the quarter to 207,280 days compared to 160,406 days in the same quarter last year. For the year, specialty hospital patient days increased 16.6% to 722,231 days compared to 619,322 days in 2002.

Average length of stay in our LTAC hospitals was 27 days for the quarter, and 28 days for the year.

Our specialty hospital net revenue per patient day, or rate improved 15.9% to $1,218 per day, compared to $1,051 per day in the same quarter last year. For the year, specialty hospital rate improved 16.3% to $1,173 per day, compared to $1,009 per day in 2002.

Our specialty hospital payer mix for 2003 was 69% Medicare, 2% Medicaid, and the 29% balance from commercial insurance and managed care.

We opened two new LTAC hospitals this past quarter, giving us eight openings in 2003. Hospital openings this quarter occurred in Canton, OH and Wichita, KS.

Regarding PPS for our LTAC hospitals: As of December 31st, all seventy-six of our eligible LTAC hospitals are now paid under the full federal PPS rate. The remaining three hospitals were still in their LTAC qualification period.

Moving over to our Outpatient rehabilitation segment, which includes the outpatient rehabilitation clinics and onsite contract rehabilitation services acquired in the Kessler transaction.

Our outpatient rehabilitation net revenue increased 17.2% for the quarter to $142.5 million compared to $121.6 million in the same quarter last year. Of our outpatient rehabilitation revenues for the quarter, $88.3 million was from our US outpatient rehabilitation clinics, $4.2 million from our managed clinics, and $50.1 million from our other outpatient services and our Canadian subsidiary. For the year, outpatient revenue increased 9.1% to $529.3 million compared to $485.1 million in the prior year.

Our outpatient rehabilitation Adjusted EBITDA declined 15.3% for the quarter to $15.2 million compared to $18.0 million in the same quarter last year. Adjusted EBITDA margin declined to 10.7% for the fourth quarter, compared to 14.8% in the same quarter last year. The Adjusted EBITDA margin decline was primarily the result of the effects of the Kessler acquisition and the consolidation of a group of clinics we previously managed. The Kessler outpatient operations experienced negative margin in the quarter, primarily due to severance expense associated with staff terminations.

For the year, outpatient Adjusted EBITDA declined 7.6% to $75.0 million compared to $81.1 million in 2002. Adjusted EBITDA margin declined to 14.2% for the year, compared to 16.7% for the prior year. Again, this decline can be primarily attributed to the effects of the Kessler acquisition and the consolidation of clinics we previously managed.

Visits in our US based outpatient rehabilitation clinics increased 10.8% for the quarter to over 1.0 million visits, compared to almost 925 thousand visits in the same quarter last year. Net revenue per visit in these clinics was $86 for the quarter, down from $87 in the same quarter last year. The decline in net revenue per visit is attributable to the Kessler clinics, which had lower net revenue per visit in the quarter.

For the year, US based outpatient rehab visits were up 4.8% to 4.0 million visits compared to 3.8 million visits in 2002. Net revenue per visit for the year was $87, an increase from net revenue per visit of $86 reported in 2002.

During the fourth quarter, our outpatient rehabilitation division opened 8 new clinics and closed or consolidated 35 existing clinics, including a number of clinics acquired in the Kessler transaction. At the end of the quarter, we had a total of 790 clinics operating in 29 states, the District of Columbia and 7 Canadian Provinces.

I’ll now turn it over to Marty Jackson, our Chief Financial Officer to cover our financial highlights in greater detail, and to discuss our financial objectives for the 2004.

Thanks Bob. Once again, we are pleased to report solid financial results for another quarter.

Operating expenses, which include our cost of service, general and administrative costs, and bad debt expense increased 33.1% to $347.7 million in the fourth quarter, compared to $261.3 million in the same quarter last year. As a percentage of our net revenue, operating expenses for the quarter decreased 260 basis points to 85.9% compared to 88.5% for the same quarter last year. For the full year, operating expenses as a percent of net revenue declined 190 basis points to 86.8%.

Please note that there is over 1 and a quarter million dollars of severance expense associated with the termination of Kessler employees included in the operating expenses.

Of our Operating expenses, Rent expense was $26.2 million, compared to $22.3 million in the same quarter last year. Rent expense for the full year was $95.2 million.

Cost of services as a percent of net revenue contributed to the decrease in operating expenses, as it dropped 220 basis points to 79.6% for the fourth quarter, compared to 81.8% for the same quarter last year. For the full year, Cost of services as a percent of net revenue has declined 200 basis points to 79.9%.

G&A as a percent of net revenue decreased by 40 basis points to 3.0% for the fourth quarter, compared to 3.4% for the same quarter last year. For the full year, G&A as a percent of net revenue declined 30 basis points to 3.2%.

Bad debt as a percent of net revenue remained constant at 3.3% for the fourth quarter, compared to the same quarter last year. For the full year, Bad debt as a percent of net revenue increased 40 basis points to 3.7%.

While total EBITDA increased 69.8% for the quarter, EBITDA margins improved 270 basis points for the quarter to 14.1%, compared to 11.4% in the same quarter last year. The improvement was driven by significant margin expansion in our inpatient operations, offset by margin contraction in our outpatient rehabilitation business. For the year, total EBITDA increased 46.6% to $183.6 million, and EBITDA margins improved 200 basis points to 13.1%.

For our business segments, specialty hospital Adjusted EBITDA margins increased 750 basis points for the quarter to 20.2%. Same store margins improved 330 basis points to 17.9% for the fourth quarter. For the year, Adjusted EBITDA margins increased 580 basis points to 17.1%, and same store margins improved 460 basis points to 17.1%.

Outpatient rehabilitation Adjusted EBITDA margins decreased 410 basis points to 10.7% for the fourth quarter. The decline in outpatient Adjusted EBITDA margin was primarily the result of the effect of the Kessler acquisition and the consolidation of clinics previously under a management arrangement. For Kessler, the outpatient margin was negative in the fourth quarter, primarily due to severance expense related to staffing reductions in that division. For the full year, Adjusted EBITDA margins decreased 250 basis points to 14.2%. Again, this decline can primarily be attributed to Kessler and the consolidation of previously managed clinics. Without the Kessler outpatient operations, the outpatient Adjusted EBITDA margin for the year would have been 15.0%

Depreciation and amortization increased 60.9% to $11.4 million for the fourth quarter, compared to $7.1 million for the same quarter last year. For the year, depreciation and amortization increased 35.3% to $35.0 million. The increase was primarily related to depreciation and amortization expense associated with some of the assets we acquired with the Kessler operations, and increased depreciation on fixed asset additions related to new hospital development and expansion.

Net interest expense increased by $1.1 million to $7.6 million for the fourth quarter, compared to $6.5 million for the same quarter last year. The increase in interest expense is the result of incremental interest from the issuance of the $175 million of 7.5% senior subordinated notes in the third quarter. For the year, net interest expense decreased $1.2 million to $25.4 million, compared to $26.6 million in the prior year.

Income tax expense was $15.2 million for the fourth quarter, representing an effective tax rate of 40.1%. For the year, income tax expense was $48.8 million, an effective rate of 39.6%.

Net income increased 88.2% for the fourth quarter to $22.8 million, compared to $12.1 million in the same quarter last year. And EPS increased 75.0% to $0.21 cents per fully diluted share for the quarter, versus $0.12 cents in the same quarter last year. For the full year, net income increased 68.4% to $74.5 million, and EPS increased 60.0% to $0.72 cents, versus $0.45 cents in the prior year.

We ended the year with $367.5 million of debt outstanding, and total leverage, or total debt to EBITDA, pro forma for Kessler of 2.0x. This compares to total leverage at year-end 2002 of 2.1x. Total Debt less Cash, or Net Debt, was $202.0 million at the end of the year, and Net Debt to EBITDA, pro forma for Kessler was 1.1x, down from year-end 2002 Net Debt to EBITDA of 1.6x.

Debt to Total Capitalization was 47% at the end of the year, compared to 48% at the end of last year.

We once again had a solid quarter of cash flow from operations, with operating activities generating $82.0 million of cash for the quarter. Contributing to the quarter’s solid cash flow was improved operating performance, increased payables and accruals, and another decline in days sales outstanding. DSO declined to 52 days, compared to 54 days pro forma for Kessler at September 30. For the year, we generated over $246 million of cash flow from operations.

Investing activities used $261.5 million of cash for the year, including $35.9 million for purchases of capital equipment and $227.7 million for acquisition related payments.

Financing activities provided $124.3 million of cash for the year, which included the issuance of $175.0 million in Senior Subordinated Notes and $28.6 million from the issuance of stock, offset by $69.3 million in debt reduction payments, $5.9 million payment of deferred financing fees, $3.1 million in dividend payments, and $1.3 million in distributions to minority partners.

For 2004, as outlined in our press release, we expect overall net revenues in the $1 billion 620 million to $1 billion 660 million range. We expect fully diluted EPS in the $0.91 cents to $0.95 cents range, representing a 26% to 32% annual increase over 2003.

For each of the respective quarters, our expectations are as follows:

We expect for first quarter net revenues between $395 and $405 million, and fully diluted EPS of 23 to 24 cents. Second quarter net revenues of $405 to $415 million, and fully diluted EPS of 24 to 25 cents. Third quarter net revenues of $400 to $410 million, and fully diluted EPS of 21 to 22 cents. And fourth quarter net revenues of $420 to $430 million, and fully diluted EPS of 23 to 24 cents.

With that, I’d like to turn it back over to Bob for some final summary comments.

Thanks Marty. Let me say that overall, we are very pleased with the results of our fourth quarter and full year 2003, and continue to look forward to the prospects for 2004. We continue to move forward and make progress on the integration of Kessler’s operations.

Our Outpatient business continued to experience margin compression versus the prior year. We have discussed what we believe to be the primary drivers behind this decline, and continue to experience some challenges related to visit volume due to the current macroeconomic climate. We continue to focus this business segment on providing good quality care coupled with a cost effective infrastructure.

Our specialty hospital business has done very well this past year, strengthened by the transition to PPS for our LTAC hospitals, the addition of the Kessler rehabilitation hospitals, and our continued development efforts — opening 8 new LTACHs this past year. We continue to expect this business to grow and expand its margin over the coming year.

The remainder of our time is allotted for your questions, and we’d like to open up the call at this time.